UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 17, 2011

Loral Space & Communications Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14180	87-0748324
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

600 Third Avenue, New York, New York		10016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(212) 697-1105

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On February 17, 2011, the Appellate Division of the Supreme Court of the State of New York issued a decision in the pending appeal of the trial court’s judgment in favor of Loral Space & Communications Inc. ("Loral" or the "Company") on its claim for coverage under directors and officers liability insurance policies for the approximately $19.4 million that the Company paid to counsel for the plaintiffs in the Delaware shareholder litigation relating to the Company’s sale in 2007 of $300 million of preferred stock to certain funds affiliated with MHR Fund Management LLC (the "Delaware Plaintiffs’ Fee Awards"). The Appellate Division ruled that Loral is entitled to coverage for approximately $8.8 million of the Delaware Plaintiffs’ Fee Awards, representing the fees and expenses paid to counsel for the plaintiffs who filed the derivative claims in the case. Pursuant to the previously disclosed Settlement Agreement between the parties, the insurers have already paid $5.0 million of the covered amount, and will be obligated to pay the remaining approximately $3.8 million of the covered amount, plus prejudgment interest and attorneys’ fees of approximately $2.2 million, within 30 days of entry of judgment based on the Appellate Division’s ruling.

The insurers and the Company will each have 30 days from the entry of judgment to file or seek to file an appeal of the Appellate Division’s ruling. There can be no assurance that, if there is a further appeal, the Company’s position regarding coverage for the Delaware Plaintiffs’ Fee Awards, or any portion thereof, will prevail.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loral Space & Communications Inc.

February 22, 2011	By:	Avi Katz

Name: Avi Katz
Title: Senior Vice President, General Counsel and Secretary